Insider Trading Policy
and
Statement on Use of Material Nonpublic Information

Table of Contents

I.	Purpose	1
II.	Scope	1
III.	Policy Statement	1
	A. Consequences	1
	B. Bank Policy on Use of Material Nonpublic Information	2
	C. Trading and Repurchase Blackout Dates	4
	D. Certification	6
	E. Bank Assistance	7
IV.	Administration	7
	A. Roles and Responsibilities	7
	B. Governance	7
	C. Exception Management/Policy Interpretations	7
V.	Compliance Monitoring	8
VI.	Applicable Laws and Regulations	8
VII.	Related Policies; Procedures	8
VIII.	Glossary/Definitions	8
	A. What is "Material" Information?	8
	B. What is "Nonpublic" Information?	10
IX.	Policy History Log	10

Insider Trading Policy        October 25, 2024

Insider Trading Policy
and
Statement on Use of Material Nonpublic Information

I.Purpose:
While performing their duties, directors, officers, and employees of the Federal Home Loan Bank of Boston (“Bank”) may come into possession of Material Nonpublic information about the Bank, the Federal Home Loan Bank System (“FHLBank System”), the Bank’s members, counterparties, vendors, or other companies with which the Bank conducts business. Directors (including those directors who are also directors, officers, or employees of members), officers, and employees of the Bank must maintain the confidentiality of such information, except when disclosure of such information is authorized by the Bank or legally mandated.
The misuse of Material Nonpublic information (i.e., any use of that information for other than the Bank’s necessary purposes) may violate federal and state banking and/or securities laws and other legal and regulatory requirements. The Bank is adopting this Policy Statement to avoid even the appearance of improper conduct in connection with buying and selling of the Bank’s stock and FHLBank System debt securities, or securities of a non-Bank issuer (including any member, counterparty, vendor, or other company) by anyone employed by or associated with the Bank, and to educate and inform directors, officers, and employees to enable them to comply with applicable laws and regulations.
II.Scope:
This Policy Statement applies to all directors, officers, and employees of the Bank ("Covered Persons" or individually a "Covered Person"). The Policy Statement applies with respect to all Material Nonpublic information about the Bank, including the capital stock of the Bank, debt securities issued by the FHLBank System, and any other securities that may be issued by the Bank or FHLBank System, which a Covered Person acquired through his or her relationship with the Bank. The Policy Statement also applies to Material Nonpublic information relating to any member, counterparty, vendor, or other company, if such information was acquired by a Covered Person through his or her relationship with the Bank.
III.Policy Statement:
A.Consequences
(1)Civil and Criminal Sanctions
An individual who uses or allows the use of Material Nonpublic information obtained as a result of his or her relationship with the Bank to engage in any financial transaction or to further a private interest may be subject to

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prosecution and/or liability under federal and state banking and/or securities laws and other legal and regulatory provisions.
For individuals who trade on Material Nonpublic information obtained as a result of their relationship with the Bank (or disclose such information to others who trade), penalties may include:
•A bar on serving as a director or officer of a public company;
•Disgorgement of any profit gained or loss avoided;
•A civil penalty (in addition to disgorgement) of up to multiple times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit); and
•A jail term or other sanctions.
For the Bank (as well as possibly any supervisory person), if it fails to take appropriate steps to prevent illegal insider trading, penalties may include:
•A civil penalty of up to multiple times the profit gained or loss avoided as a result of violation; and
•A criminal penalty in the form of a fine or other sanctions.
(2)Sanctions Imposed by the Bank
Violations of this Policy Statement will be addressed by the disinterested members of the Board of Directors. If required by law or otherwise appropriate, such violations will be reported to the Federal Housing Finance Agency, or any successor thereto (the “FHFA”) or other appropriate authorities.
B.Bank Policy on Use of Material Nonpublic Information
(1)Restrictions on Trading
When in the possession of Material Nonpublic information about the Bank or a non-Bank issuer of securities (including any member, counterparty, vendor or other company), which information came to a Covered Person through his or her relationship with the Bank, such Covered Person is not permitted to (1) engage in any transaction in the securities of such issuer (including, if the information relates to a member, the securities of any parent holding company of such member), or (2) except as required by law, disclose such information to anyone except Bank directors, personnel, and representatives (such as accountants, attorneys, and agents) having a need to know the information for legitimate Bank-related reasons. Note that, with certain exceptions, the Bank’s Code of Ethics and Business Conduct generally prohibits employees from holding financial interests, including securities, in Bank members and their holding companies.

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(2)“Tipping” of Information to Others
A Covered Person who improperly reveals Material Nonpublic information about an issuer of securities to another person can be held liable for the trading activities of his or her “tippee” and any other person with whom the tippee shares the information. The penalties discussed above apply whether or not an insider benefits financially from such trades and whether or not an insider knew or intended that another person would trade in the relevant security on the basis of the information revealed.
A Covered Person is not permitted to disclose Material Nonpublic information concerning an issuer of securities, which information was obtained through such Covered Person’s relationship with the Bank, to another person who may subsequently use that information to his or her profit. To reduce the chances of inadvertent tipping of Material Nonpublic information, except as required by law, no such information is to be disclosed to anyone except Bank directors, personnel, and representatives (such as accountants, attorneys, and agents) who have a legitimate business reason for receiving such information (i.e., who have a “need to know” the information to serve the business purposes of the Bank). Material Nonpublic information should be regarded at least as “Confidential” information under the Bank’s Data Classification Policy, and may, under certain circumstances, be considered “Restricted” information.
(a)Inadvertent “Tipping”
Covered Persons should take care that Material Nonpublic information is secure. Covered Persons should not discuss such information in public places where it can be overheard, such as elevators, restaurants, taxis, and airplanes.
(b)No Trading Advice
No Covered Person is permitted to give trading advice of any kind about the securities of an issuer to anyone while possessing Material Nonpublic information about such issuer, which information came to such Covered person through his or her relationship with the Bank, except to advise others not to trade if doing so might violate the law or this Policy Statement. The Bank strongly discourages all Covered Persons from giving trading advice concerning the securities of the Bank or the FHLBank System to third parties even when such Covered Person does not possess Material Nonpublic information about the Bank or the FHLBank System.
(3)Transactions By Family Members
To the extent set forth in this paragraph, the restrictions in this Policy Statement apply to a Covered Person’s immediate family members, and others

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living in his or her household. Except as required by law, Covered Persons are not permitted to disclose to anyone outside of the Bank, including his or her immediate family members or household members, Material Nonpublic information about an issuer of securities which information came to such Covered Person through his or her relationship with the Bank. Notwithstanding the foregoing, if a Covered Person’s family or household member comes into possession of Material Nonpublic information about an issuer of securities, which information came to such individual through the Covered Person’s relationship with the Bank, such family or household member is not permitted to (1) engage in any transaction in the securities of such issuer (including, if the information relates to a member, the securities of any parent holding company of such member), or (2) except as required by law, disclose such information to anyone. Covered Persons are responsible for the compliance of their immediate family members and others in their household with this restriction.
(4)Transactions By a Director’s Institution
To the extent set forth in this paragraph, the restrictions in this Policy Statement apply to the member(s) or other entities where a member or independent director of the Bank serves as a director, officer, or employee. Bank directors are not permitted to use in connection with their activities at their institution(s) or entities, or to disclose to any individuals at their institution(s) or entities, Material Nonpublic information about the Bank or a non-Bank issuer of securities, which information came to such director through his or her relationship with the Bank. Notwithstanding the foregoing, if a director’s institution or entity comes into possession of Material Nonpublic information about an issuer of securities, which information came to such institution or entity through the director’s relationship with the Bank, such institution or entity is not permitted to (1) engage in any transaction in the securities of such issuer (including, if the information relates to a member, the securities of any parent holding company of such member), or (2) except as required by law, disclose such information to anyone.
(5)Other Considerations
If securities transactions become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, a Covered Person should carefully consider how regulators and others might view the transaction in hindsight.
C.Blackout Periods
(1)Limits on Bank’s Sale or Purchase of Bank Stock from Directors’ Institutions.
To avoid even the appearance of improper trading, in the case of a member whose director, officer or employee serves as a member director of the Bank, it

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is the policy of the Bank not to do any of the following during a mandatory or discretionary blackout period established by the Bank:
•Sell to such member any shares of capital stock of the Bank, other than shares needed to satisfy the member’s stock investment requirements under the Bank’s capital plan (shares not necessary to satisfy a member’s stock investment requirements are “excess stock”),
•Repurchase any excess stock based on that member’s request or, except with Board approval, resulting from advance prepayment, or
•Approve any transfers of capital stock by that member to another member or prospective member (other than transfers made in connection with a merger of that member with another financial institution).
Management will promptly notify all directors of the Bank of a blackout period under this Policy. The Bank may repurchase excess stock pursuant to a redemption notice submitted prior to the black out period and whose redemption period has expired. A blackout period will stay in effect until three business days have elapsed following the date that the information triggering the institution of the blackout period is made public.
(2)Notice to Directors of Blackout Periods
(a)Mandatory Blackout Periods
Blackout periods automatically take effect any time the board of directors either (a) becomes aware that any of the following events has occurred, or (b) is notified that any of the following events is recommended by management:
•the cancellation of dividends;
•plans for the Bank to acquire, be acquired or merge with another entity;
•any sustained inability of the Bank to access the capital markets to fund its ordinary operations, including ordinary advances demand;
•a regulatory order that interferes with the Bank’s ability to conduct ordinary operations;
•a downgrade in the Bank’s capital classification under FHFA regulations; or
•bankruptcy, conservatorship, receivership or any other form of Bank insolvency.
(b)Discretionary Blackout Periods
Blackout periods may be instituted if either management or the board determines that such an action is necessary or appropriate to safeguard against the possibility of improper conduct in connection with the buying or selling of

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Bank securities. A blackout period may be instituted when the board of directors either (a) becomes aware that any of the following events has occurred, or (b) is notified that any of the following events is recommended by management:
•significant changes in the retained earnings target that have implications for dividend expectations;
•a significant change in the way that dividends are determined;
•a significant change in Bank practices toward the repurchase of excess stock;
•the issuance of new securities;
•the modification of the rights of outstanding securities;
•material changes in previously disclosed financial information;
•financial forecasts, especially earnings estimates, that are significantly different than recent earnings;
•significant changes in operations;
•material cybersecurity incidents;
•significant new products;
•extraordinary changes in advances demand;
•significant events in connection with major litigation;
•disagreements with external auditors;
•changes in auditors;
•a material change in the Bank’s regulatory rating;
•regulatory enforcement;
•criminal investigations;
•significant changes in management, particularly changes involving the appointment or departure of a principal executive, financial, operating, risk or accounting officer or other member of senior management;
•the resignation of a director because of a disagreement with management; or
•the purchase or sale of a substantial amount of assets.
D.Certification
Each Covered Person will be required to certify that he or she understands and will comply with this Policy Statement. Also, each Covered Person will be required to certify annually that he or she has complied with this Policy Statement during the

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preceding year. For employees, the annual Code of Ethics acknowledgment suffices for this certification, as this policy’s insider trading provisions relevant to employees are also included there.
E.Bank Assistance
This Policy Statement only briefly summarizes the key provisions of some of the laws affecting the Covered Person and does not purport to be a complete summary of all laws, including state laws and foreign laws, relating to the use of Material Nonpublic information. Any person who has any questions about specific transactions or general questions about this Policy Statement may obtain additional guidance from the Bank’s General Counsel.
IV.Administration:
A.Roles and Responsibilities
(1)Owner. The Bank’s General Counsel shall be the owner of this Policy, responsible for maintaining (including reviewing and updating) this Policy.
(2)Authorized Approver. The Board of Directors shall be authorized to approve all changes to this Policy.
B.Governance
(1)Re-Adoption Frequency. The Owner of this Policy will be responsible for presenting this Policy for re-adoption by the Authorized Approver at least once every two years, whether or not any changes have been made. The Owner will also present this Policy for re-adoption by the Authorized Approver at any time that the Owner determines that a change is appropriate.
(2)Review Frequency: The Owner of this Policy is expected to review this Policy and any approved policy exceptions that remain open on at least an annual basis, and to revise/update this policy (for re-adoption by the Authorized Approver) whenever the Owner deems such a revision/update to be necessary or appropriate.
C.Exception Management/Policy Interpretations
(1)Approval of Exceptions. Any exceptions to this Policy must follow Operational Risk Management’s (ORM) process for documenting exceptions using the Exception Request Form, which includes notifying ORM when an exception is being considered. In addition, all exceptions under this Policy must be approved by a majority of the disinterested members of the Board of Directors and reported to the Authorized Approver.
(2)Responsibility for Interpretations. A majority of the disinterested members of the Board of Directors is/are responsible for all interpretations of this Policy.

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V.Compliance Monitoring.
The Bank’s General Counsel shall be responsible for setting up and maintaining any procedures designed to monitor compliance with this Policy.
VI.Applicable Laws and Regulations:
The following provisions of the Federal Home Loan Bank Act and FHFA Regulations are applicable to this Policy:
•12 U.S.C. § 1427(j)
•As discussed throughout, violations of additional laws and regulations, such as securities laws and regulations applicable to insider trading under both state and federal law, could be asserted against the Bank in case of a violation of this Policy. Applicable securities laws and regulations include Section 10(b) of the Securities Exchange Act of 1934 and the Rules 10b-5, 10b5-1 and 10b5-2 promulgated by the Securities and Exchange Commission.
VII.Related Policies; Procedures:
The following Procedures have been adopted to implement this Policy:
•None
The following Bank policies cover subject matter that is related to this Policy:
•Code of Ethics and Business Conduct
VIII.Glossary/Definitions:
A.What is “Material” Information?
Information is generally regarded as “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security. Material information includes information that if publicly disclosed is reasonably likely to affect the market value of a security. Material information can be positive or negative and can relate to virtually any aspect of an entity’s business or to any type of security, debt or equity. For example only, information concerning the following may be “material:”
•increases or decreases in dividends;
•declarations of stock splits and stock dividends;
•changes in the Bank’s approach to the repurchase of excess stock;
•changes in the retained earnings target;
•changes in previously disclosed financial information;

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•changes in the Bank’s ratings or in the ratings of the FHLBank System debt securities from a nationally recognized statistical rating organization;
•financial forecasts, especially estimates of earnings;
•mergers, acquisitions or takeovers;
•proposed issuance of new securities or proposed modification of rights of outstanding securities;
•significant changes in operations;
•cybersecurity incidents significantly affecting the Bank’s operations (such as its ability transact), financial results, or its reputation (such as privacy notices to consumers);
•significant new products to be introduced;
•extraordinary borrowings;
•major litigation, including government investigations;
•financial liquidity problems;
•any failure to satisfy regulatory ratio requirements;
•any change in capital classification under the FHFA’s capital classification and prompt corrective action regulations;
•significant changes in management, particularly changes involving the appointment or departure of the Bank’s principal executive, financial, operating or accounting officers or any other “named executive officer” as identified by the Bank’s latest annual report on Form 10-K;
•the election, appointment or resignation of a director;
•the purchase or sale of substantial assets;
•disagreements with auditors;
•changes in auditors;
•any determination that previously issued financial statements should no longer be relied upon because of an error in such financial statements;
•entering into or terminating a “material definitive agreement” (within the meaning of regulations issued by the SEC);
•bankruptcy, conservatorship, receivership or other forms of insolvency;
•Regulatory examination results, whether presented formally or informally; or
•Regulatory supervisory actions.

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The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.
B.What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. For information to be considered public, it must be broadly disseminated or made widely available to the general public, such as by means of a publication via the Internet, by a press release carried over a major news service, by being the subject of a major news story, by being described in a public filing with a regulatory agency, or in materials sent to shareholders or potential investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement of material information, a reasonable period of time must elapse for the market to react to the information. For purposes of this Policy Statement, information is presumed to be nonpublic unless and until three business days have elapsed since the public announcement of such information. When in doubt, the information involved should be presumed to be both material and not to have been disclosed to the public.
IX.Policy History Log:

Date Approved	Purpose	Author	Approved by
6-29-12
Re-format to conform to Bank-wide formatting styles, update certain terminology to conform with regulatory changes, and make certain, targeted substantive improvements particularly to enhance the administration of this Policy.
		Carol Pratt/ Michael Arbogast	Board of Directors
12-10-13	Annual review by Owner, no changes made	Carol Pratt	N/A
07-25-14	Revisions regarding blackout periods	Carol Pratt	Board of Directors
3-24-16	Annual review by Owner, no changes made; minor changes recorded for next submission to Authorized Approver in Oct. 2016	Carol Pratt	N/A
10-28-16	Annual review by Owner; sentence added to make clear that employee Code of Ethics certification constitutes certification under this policy	Carol Pratt	Board of Directors
1-25-18	Annual review by Owner, no changes made; several comments added for consideration at next submission to Authorized Approver in Oct. 2018	Carol Pratt	N/A

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10-19-18
Annual review by Owner; with minor changes to existing paragraphs, two redundant paragraphs were able to be removed; cross references to Code of Ethics and Data Classification Policy added; minor change to blackout provision.
		Carol Pratt	Board of Directors
10-25-2019	Annual Review by Owner; changes in blackout provision	Carol Pratt	Board of Directors
9-24-2020	Annual review by Owner, no changes made	Carol Pratt	N/A
10-22-2021	Annual Review by Owner; no substantive changes	Carol Pratt	Board of Directors
10-21-2022	Annual Review by Owner; minor change to reflect ORM’s new policy exception protocol.	Keith Walsh	Board of Directors
10-20-2023	Annual Review by Owner; added cybersecurity incidents to the list of potential material information and other non-substantive edits	Keith Walsh	Board of Directors
10-25-2024	Annual Review by Owner; clarified rules around excess stock repurchases during blackout periods	Keith Walsh	Board of Directors

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